Exhibit 99.1

Sino-Global Announces Fiscal Year 2018 Third Quarter Financial Results

Roslyn, New York, May 14, 2018 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global,” the “Company” or “we”), a logistics integrated solution provider engaged in non-asset based global shipping, freight logistics, and inland transportation management and related services, today announced its financial results for the third quarter of the fiscal year 2018 ended March 31, 2018. The Company has also provided extensive information on its quarterly report on Form 10-Q filed this morning with the U.S. Securities and Exchange Commission. Management encourages investors to review this filing for more details of the Company’s financial results for the third quarter of fiscal year 2018, background on Sino-Global’s business and history, as well as Company strategy for the coming fiscal year.

Fiscal Year 2018 Third Quarter Operating and Financial Highlights

(as compared to the same period of the prior year)

●	Total revenues of this quarter increased 89.3% or $2.5 million to $5.2 million, compared to $2.7 million. The increase was primarily due to the Company’s efforts to diversify its business in freight logistics services.
●	Gross margin decreased from 58.8% to 34.5% as a result of lower margin fragmented freight logistics services have been provided to customers in the current period in comparison with the corresponding period in 2017. The Company strategically allocated its resources to develop new businesses and markets in the U.S. as the focus for its growth.
●	Net income for the third quarter of fiscal year 2018 was $0.24 million, as compared to a net income of $1.3 million for the same period of the prior year. The decrease was due to higher cost of revenues associated with our fragmented freight logistics services which reduced the gross margin. In addition, our general and administrative expenses increased as a result of increased bad debt reserve and increased professional fee, and increased income tax expense of $0.26 million as compared to a tax benefit of $0.30 million recognized during the prior year period.
●	On March 14, 2018, the Company closed a $3 million registered direct offering of its common stock and concurrent private placement of its Series A Warrants and Series B Warrants.
●	At March 31, 2018, the Company had cash and cash equivalents of $9.5 million, and holds no long-term debt.

Management Commentary

Mr. Lei Cao, Chairman and Chief Executive Officer of Sino-Global commented, “We continue to ramp up and expand our business with our focus on our inland transportation, freight logistics and container trucking services. We were pleased with our growth for the quarter. However, there were several factors that adversely affected our bottom line. These factors included a change in our product mix towards freight logistics services which generates higher revenues but has lower profit margins than our other services. We also recognized an income tax expense for the quarter of $0.26 million due to changes in deferred tax assets for the three-month period.”

Mr. Cao continued. “Also during the quarter, we completed a capital raise that resulted in net proceeds of $2.6 million, after related costs. We intend to use the money raised towards the further development of our business. In the remaining period of fiscal year 2018, we will continue to focus on increasing revenue and cash flow in the U.S. We will continue to use our bulk cargo container business in partnership with COSCO to seek solutions for empty containers between container shipping lines from the U.S. to China and view this aspect of our operations as a major part of our growth.”

In addition to the growth of Sino-Global’s bulk cargo container business segment, management continues to focus on growth of the Company’s container truck business in the United States and anticipates further positive developments of this segment of the Company’s operations in the coming months.

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May 14, 2018

Fiscal Year 2018, Third Quarter Financial Review

●	Revenues increased by $2.5 million, or 89.3%, to $5.2 million from $2.7 million for the three months ended March 31, 2017. This increase was primarily attributable to the Company diversifying its business in freight logistics services. Revenues generated from freight logistics services increased by $2.7 million, or 332.1%, from the three months ended March 31, 2017.

●	The Company’s gross profit during the period was $1.8 million as compared to the prior year period at $1.6 million.

●	Total operating costs and expenses increased to $4.9 million for the three months ended March 31, 2018 from $1.8 million for the prior year period. The increase was attributable to several factors primarily focused on the diversification of the business which included a rise in the cost of revenue attributable to different segments, general and administrative expenses.

●	Operating income for the three months ended March 31, 2018 was approximately $0.28 million, compared to an operating income of approximately $0.96 million for the comparable period ended March 31, 2017. The decrease was due to the above-mentioned rise in operating expenses relating to the ramp up of the Company’s business.

●	Income tax expense for the three months ended March 31, 2018 was $0.22 million, compared to an income tax benefit of approximately $0.30 million for the same period of the prior year. Current income tax incurred from operations in China and Hong Kong remained approximately the same compared to the same period last year, while income tax benefit decreased due to changes in in allowance for bad debts, net operating loss carryover and the increase in the valuation allowance against the deferred tax assets, based on the Company’s latest projected taxable income.

●	As a result of the factors discussed above, for the three months ended March 31, 2018, the Company reported a net income of $0.24 million, compared to net income of $1.3 million for the three months ended March 31, 2017.

Balance Sheet Information

●	As of March 31, 2018, the Company had $9.5 million in cash and cash equivalents, working capital of $17.5 million and shareholder equity of $24.3 million; compared to $8.7 million, $13.7 million, and $19.5 million, respectively, as of June 30, 2017.
●	The Company holds no long-term debt.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related business services. Headquartered in New York, Sino-Global has offices in mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of inland transportation management, freight logistics and container trucking services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.com. The Company routinely posts important information on its website.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to sell or a solicitation of an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the U.S. Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless required by applicable law or regulations.

Contact Information

The Equity Group Inc.

Terry Downs

Senior Associate

(212)-836-9615 / tdowns@equityny.com

Sino-Global Shipping America, Ltd.	Page 3

May 14, 2018

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2018	2017	2018	2017
Net revenues - third parties	$4,699,170	$1,984,834	$14,179,256	$4,591,381
Net revenues - related party	501,000	762,777	1,621,406	2,229,180
Total revenues	5,200,170	2,747,611	15,800,662	6,820,561
Cost of revenues	(3,405,435)	(1,132,213)	(10,447,231)	(1,789,348)
Gross profit	1,794,735	1,615,398	5,353,431	5,031,213

General and administrative expenses	(1,477,514)	(612,441)	(4,067,885)	(2,248,639)
Selling expenses	(35,363)	(41,245)	(393,090)	(153,429)
Total operating expenses	(1,512,877)	(653,686)	(4,460,975)	(2,402,068)

Operating income	281,858	961,712	892,456	2,629,145

Other income (expense)
Financial income (expense), net	170,134	34,167	392,729	(57,737)
Total other income (expense)	170,134	34,167	392,729	(57,737)

Net income before provision for income taxes	451,992	995,879	1,285,185	2,571,408

Income tax benefit (expense)	(216,095)	303,196	58,597	158,184

Net income	235,897	1,299,075	1,343,782	2,729,592

Net income (loss) attributable to non-controlling interest	150,943	4,021	343,936	(104,083)

Net income attributable to Sino-Global Shipping America, Ltd.	$84,954	$1,295,054	$999,846	$2,833,675

Comprehensive income (loss)
Net income	$235,897	$1,299,075	$1,343,782	$2,729,592
Foreign currency translation income (loss)	164,446	4,871	309,763	(114,011)
Comprehensive income	400,343	1,303,946	1,653,545	2,615,581
Less: Comprehensive income (loss) attributable to non-controlling interest	30,785	(19,419)	92,150	4,702

Comprehensive income attributable to Sino-Global Shipping America Ltd.	$369,558	$1,323,365	$1,561,395	$2,610,879

Earnings per share
-Basic	$0.01	$0.14	$0.10	$0.33
-Diluted	$0.01	$0.14	$0.10	$0.33

Weighted average number of common shares used in computation
-Basic	10,835,535	8,994,146	10,433,272	8,514,080
-Diluted	10,870,221	9,028,928	10,479,555	8,534,701

Sino-Global Shipping America, Ltd.	Page 4

May 14, 2018

SINO-GLOBAL SHIPPING AMERICA, LTD. AND AFFILIATES
 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,549,942	$8,733,742
Accounts receivable, less allowance for doubtful accounts of $1,350,531 and $185,821 as of March 31, 2018 and June 30, 2017, respectively	4,757,547	2,569,141
Other receivables, less allowance for doubtful accounts of $145,244 and $145,244 as of March 31, 2018 and June 30, 2017, respectively	167,018	37,811
Advances to suppliers-third parties	442,137	54,890
Advances to suppliers-related party	3,601,421	3,333,038
Prepaid expenses and other current assets	397,368	311,136
Due from related parties, net	2,249,544	1,715,130

Total Current Assets	21,164,977	16,754,888

Property and equipment, net	536,282	187,373
Intangible assets, net	168,889	-
Prepaid expenses	-	6,882
Other long-term assets	137,850	117,478
Deferred tax assets	1,670,100	749,400

Total Assets	$23,678,098	$17,816,021

Liabilities and Equity

Current Liabilities
Advances from customers	$373,172	$369,717
Accounts payable	472,085	206,211
Taxes payable	2,401,934	1,886,216
Due to related parties	-	206,323
Accrued expenses and other current liabilities	423,877	418,029

Total Current Liabilities	3,671,068	3,086,496

Income tax payable - noncurrent portion	440,219	-

Total Liabilities	4,111,287	3,086,496

Commitments and Contingencies

Equity
Preferred stock, 2,000,000 shares authorized, no par value, none issued.	-	-
Common stock, 50,000,000 shares authorized, no par value; 12,611,032 and 10,281,032 shares issued as of March 31, 2018 and June 30, 2017, respectively; 12,435,535 and 10,105,535 outstanding as of March 31, 2018 and June 30, 2017, respectively	22,046,330	20,535,379
Additional paid-in capital	2,386,864	688,934
Treasury stock, at cost, 175,497 shares as of March 31, 2018 and June 30, 2017	(417,538)	(417,538)
Retained earnings (accumulated deficit)	105,939	(893,907)
Accumulated other comprehensive income (loss)	153,775	(414,564)

Total Sino-Global Shipping America Ltd. Stockholders’ Equity	24,275,370	19,498,304

Non-controlling Interest	(4,708,559)	(4,768,779)

Total Equity	19,566,811	14,729,525

Total Liabilities and Equity	$23,678,098	$17,816,021

Sino-Global Shipping America, Ltd.	Page 5

May 14, 2018

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended March 31,
	2018	2017
Operating Activities
Net income	$1,343,782	$2,729,592
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Amortization of stock options	9,665	77,320
Amortization of stock - based compensation to consultants	432,125	547,138
Amortization of stock - based compensation to employees	182,000	-
Depreciation and amortization	63,402	36,432
Provision for (recovery of) doubtful accounts - accounts receivable	1,164,710	(107,608)
Provision for doubtful accounts - due from related parties	243,433	-
Deferred tax benefit	(920,700)	(387,900)
Changes in assets and liabilities
Accounts receivable	(3,246,911)	517,463
Other receivables	(80,145)	184,753
Advances to suppliers - third parties	50,465	816,715
Prepaid expense and other current assets	(84,147)	65,279
Due from related parties	(784,363)	(2,843,131)
Other long-term assets	-	(14,185)
Advances from customers	(23,218)	324,476
Accounts payable	243,380	312,883
Taxes payable	798,012	201,259
Due to related parties	(206,323)	156,841
Accrued expenses and other current liabilities	889	514,445

Net cash provided by (used in) operating activities	(813,944)	3,131,772

Investing Activities
Acquisition of property and equipment	(379,917)	(55,474)
Acquisition of intangible assets	(190,000)	-
Prepayment for intangible assets	(437,357)	-

Net cash used in investing activities	(1,007,274)	(55,474)

Financing Activities
Proceeds from issuance of common stock, net	2,585,091	4,319,988
Proceeds from exercise of stock options	-	82,500

Net cash provided by financing activities	2,585,091	4,402,488

Effect of exchange rate fluctuations on cash and cash equivalents	52,327	(24,591)

Net increase in cash and cash equivalents	816,200	7,454,195

Cash and cash equivalents at beginning of period	8,733,742	1,385,994

Cash and cash equivalents at end of period	$9,549,942	$8,840,189

Supplemental information
Income taxes paid	$60,162	$89,324